[THIRD-ORDER NANOTECHNOLOGIES, INC. LETTERHEAD]






September 6, 2007


U.S. Securities and Exchange Commission
Division of Corporate Finance
Mail Stop 7010
Washington, DC 20549-7010

Attn:	Ms. Pamela Long

VIA:	EDGAR AND FACSIMILE


Re:	Third-Order Nanotechnologies, Inc.
	Amendment No. 2 to Registration Statement on Form 10-SB
      SEC File No. 0-52567


Dear Ms. Long:

       In connection with responding to your comments regarding the above-captioned pending registration statement, Third-Order
Nanotechnologies, Inc. acknowledges that:

A.	The company is responsible for the adequacy and accuracy of
the disclosure in the filing;

B.	Staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

C.	The company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


Sincerely,


/s/Fred Goetz, Jr.


Fred Goetz, Jr.,
President